Exhibit A

Yorkville High Income MLP ETF

Yorkville High Income Infrastructure MLP ETF

YieldShares High Income ETF (formerly known as Sustainable North American Oil Sands ETF)

Forensic Accounting ETF VelocityShares Equal Risk Weighted Large Cap ETF ROBO-STOXTM

Global Robotics and Automation Index ETF

Hull Tactical US ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF